                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant / /

Filed by a Party other than the Registrant: /x/

Check the appropriate box:

   / /    Preliminary Proxy Statement
   / /    Confidential, For Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2))
   / /    Definitive Proxy Statement
   /x/    Definitive Additional Materials
   / /    Soliciting Material Under Rule 14a-12

                               SL INDUSTRIES, INC.
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                (Name of Registrant as Specified In Its Charter)

                               THE RORID COMMITTEE
                             STEEL PARTNERS II, L.P.
                             WARREN G. LICHTENSTEIN
                            NEWCASTLE PARTNERS, L.P.
                                 MARK E. SCHWARZ
                                   GLEN KASSAN
                               JAMES R. HENDERSON
                                 STEVEN WOLOSKY
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

          Payment of Filing Fee (Check the appropriate box):

          /x/    No fee required.

          / /    Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
                 and 0-11.

          (1)    Title of each class of securities to which transaction applies:

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          (2)    Aggregate number of securities to which transaction applies:

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          (3)    Per unit price or other underlying value of transaction
                 computed pursuant to Exchange Act Rule 0-11:

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          (4)    Proposed maximum aggregate value of transaction:

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          (5)    Total fee paid:

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          / /    Fee paid previously with preliminary materials:

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          / /    Check  box if any  part of the fee is  offset  as  provided  by
Exchange Act Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)     Amount Previously Paid:

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         (2)     Form, Schedule or Registration Statement No.:

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         (3)     Filing Party:

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         (4)     Date Filed:

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                                EXPLANATORY NOTE

            The  RORID  Committee  (the   "Committee")   is  filing   definitive
additional  materials  contained in this  Schedule 14A with the  Securities  and
Exchange  Commission in connection  with a solicitation of proxies in support of the  election  of the  Committee's  nominees  to the  Board of  Directors  of SL
Industries,  Inc. ("SL") at the Annual Meeting of  Stockholders  scheduled to be held on January 22, 2002.

TABLE OF CONTENTS

Open letter from the Committee to SL stockholders
superseding and replacing open letter mailed to
stockholders on or about December 21, 2001...............................Item 1

PowerPoint presentation to SL stockholders superseding
and replacing PowerPoint presentation mailed to
stockholders on or about December 21, 2001...............................Item 2

ITEM 1

                      AN IMPORTANT MESSAGE TO STOCKHOLDERS
                                      FROM
                               THE RORID COMMITTEE

               (RESPONSIBLE OWNERS REPLACING INCUMBENT DIRECTORS)
                -           -      -         -         -

Dear Fellow Stockholders:

We are the owners of 850,800 shares of SL Industries,  Inc.  ("SL").  We believe that  the  full  value of our  investment  will  never  be  realized  under  the leadership of the existing Board and  management.  We are offering  stockholders the  opportunity  to vote for a slate of nominees  committed to  maximizing  the value of SL for all  stockholders,  as described in our proxy statement,  at the annual meeting of stockholders scheduled to be held on January 22, 2002.

WE  BELIEVE  THAT  INCUMBENT  DIRECTORS  OF SL HAVE AN  UNACCEPTABLE  MANAGEMENT
RECORD, AS EVIDENCED BY THE FOLLOWING:

o    Following  the fiscal  year ended July 31,  1999,  the Board  changed  SL's fiscal  year-end  from July 31 to  December  31. We question  whether  this change in fiscal  year  served  any  business  purpose,  or if it served to obfuscate financial reporting and confuse the comparisons of SL's financial performance with prior periods by creating a 5-month "stub" period.

o    Since the  beginning  of the  5-month  "stub"  period,  SL has  reported  a staggering $18.6 million in restructuring charges through the quarter ended
     September 30, 2001.  Additional  restructuring  charges of $1.2 million are projected for the quarter  ending  December 31, 2001,  for a total of $19.8 million in charges.  The $19.8 million in charges exceeds total  cumulative net profits reported by SL since July 31, 1990.

o    CEO Owen Farren  stated in SL's 1999 annual report that "we believe that SL
     Industries' common stock represents an outstanding investment opportunity."
     Since then, SL's share price dropped from $12.75 to recent prices of around
     $6 - a decline of over 50%.

WE  BELIEVE  THAT  THE  INCUMBENT  DIRECTORS  HAVE  AN  UNACCEPTABLE   CORPORATE
GOVERNANCE RECORD, AS EVIDENCED BY THE FOLLOWING:

o    Prior to the Annual  Meeting  scheduled to be held on January 22, 2002, the incumbent directors had not scheduled an annual meeting of stockholders for close to two years.

     We question  whether this annual meeting was only scheduled as a result of our legal action  against SL, and why no meeting had been held in the past two  years  in  violation  of New  Jersey  law,  New York  Stock  Exchange rules and standard corporate practice.

o    In 1997,  the  Board  eliminated  cumulative  voting  for the  election  of directors.  Cumulative  voting is a  mechanism  which  can  allow  minority stockholders to elect one or more directors.  We believe the elimination of cumulative voting had the effect of reducing minority stockholder rights.

WE BELIEVE THAT THE INCUMBENT  DIRECTORS  HAVE NOT PROVIDED AN ADEQUATE LEVEL OF
CORPORATE OVERSIGHT, AS EVIDENCED BY THE FOLLOWING:

The Board of  Directors  of a public  company is  charged  with  overseeing  the management  of the  company  on behalf of the  stockholders.  Yet  despite  SL's significant  losses,  the SL Board has  recently  awarded  management  lucrative
"golden  parachutes."  What were the  compelling  business  reasons for awarding
"golden parachutes" to management of a company with results as poor as SL?

o    Since we announced that we would  challenge  SL's incumbent  directors with our slate of  nominees,  certain  SL  executives  entered  into  "change in control"  agreements  with  SL  under  which  they  would  be  entitled  to significant  payments (over $1.1 million in the case of CEO Owen Farren and over $360,000 in the case of Vice President David Nuzzo) and other benefits if the executives  are  terminated  following a change in control of SL. We believe that the change in control  agreements are  unwarranted and a waste of corporate assets in view of SL's stock price and operating  performance, as described in our proxy statement.

o    Management has spent over $30 million in cash on  acquisitions  since 1998, as  disclosed  in SL's  public  filings.  In making such  acquisitions,  we estimate that SL has increased its long-term debt from $833,000 to over $40 million, substantially increasing the financial risk to SL stockholders.

o    We believe that SL is in a financially distressed state,

     o    management has discontinued SL's quarterly  dividend - a dividend that has been paid for years, as discussed in SL's public filings; and

     o    SL's  auditors  have  indicated  that they might have to modify  their report with respect to SL's ability to continue as a "going  concern", as disclosed in SL's public filings.

The directors and executive  officers own outright in the aggregate less than 1%
of the outstanding  shares of SL. We believe that the lack of significant actual ownership of SL shares by the incumbent SL Board and  management  may contribute to the SL Board's and management's lack of commitment to maximizing the value of the SL shares.

As the second largest  stockholder of SL, The RORID Committee  believes that its interests are clearly  aligned with yours. We urge you to support our efforts by signing,  dating and returning  your GOLD proxy card today.  If you have already voted for the  incumbent  management  slate you have every  right to change your vote by  signing  and  returning  a later  dated  GOLD  proxy.  If you  have any questions or require any assistance with your vote, please contact Innisfree M&A
Incorporated,  which is assisting us, at the address and  toll-free  numbers set forth in the enclosed Proxy Statement.

THIS  LETTER  SUPERSEDES  AND  REPLACES  THE LETTER TO  STOCKHOLDERS  PREVIOUSLY
DELIVERED TO STOCKHOLDERS ON OR ABOUT DECEMBER 21, 2001.

Thank you for your support,

Warren G. Lichtenstein
On behalf of The RORID Committee

Item 2

           THIS PRESENTATION SUPERSEDES AND REPLACES THE PRESENTATION
               PREVIOUSLY DELIVERED ON OR ABOUT DECEMBER 21, 2001

                               THE RORID COMMITTEE

             "RESPONSIBLE OWNERS REPLACING INCUMBENT DIRECTORS"

                               THE RORID COMMITTEE

o    The second largest stockholder of SL Industries.

o    Believes that SL's  historical  financial and stock price  performance  has significantly trailed its peer group.

o    Has nominated its slate of directors in opposition to the SL Board.

o    Elections for the Board will be held at the annual meeting of  stockholders on January 22, 2002.

                               THE RORID COMMITTEE
o    The Committee, along with all of the participants in the solicitation,  are the beneficial owners of 850,800 shares (14.9%).

o    The Committee is committed to maximizing shareholder value through a sale of the company or other strategic alternatives.

                              NOMINEES FOR DIRECTOR

o           Warren G. Lichtenstein
o           Mark E. Schwarz
o           James R. Henderson
o           Glen Kassan
o           Steve Wolosky

                                  OUR NOMINEES
o    Are committed to maximizing shareholder value through a sale of the company or other strategic alternatives.

o    Will  constitute a majority of the current  eight-member  board if elected.

                            SL'S LAGGING SHARE PRICE

o    We believe that SL's share price has lagged its peer group over the past several years.

o    During the period from July 31, 1995 through  December 31, 2000, SL's stock price  performance  has lagged its peer group index by 201% with cumulative total returns for the S&P Electrical Equipment group index of approximately
     308% compared to cumulative  total returns for SL's shares of approximately
     107%.

                           SL'S LAGGING SHARE PRICE

o    On December 29, 2000,  the date on which SL last compared its share price to its peer group indexes, SL shares  closed at $11.44.  On December 11,
     2001, the share price closed at $6.00 per share, representing a substantial
     48% decrease since the beginning of 2001.

                                CONTINUED LOSSES

According to SL's Form 10-Q for the fiscal quarter ended September 30, 2001:

o    SL realized  net losses of  approximately  $7.5  million for the nine month period ended September 30, 2001.

o    SL  recorded  losses  from the  restructuring  plan of  approximately  $8.2 million and $4.1 million in the second and third  fiscal  quarters of 2001, respectively.

o    SL  expects  to  record  approximately  $1.2  million  in  losses  from the restructuring plan in the fourth fiscal quarter of 2001.

                                 GOING CONCERN

We are  extremely  concerned  with  SL's  ability  to  continue  as a going concern. According to SL's Form 10-Q for the fiscal quarter ended September 30,
2001:

o    SL has exhausted the  availability  of funds under its credit facility with
     $38.8  million of principal  outstanding,  as of September 30, 2001, of the maximum $40 million availability.

o    SL has advised its banks that it was in default of the financial  covenants in its credit facility at September 30, 2001.

o    The auditors have advised SL that failure to resolve these matters prior to the completion of their fiscal year 2001 audit may result in a modification of their audit report with respect to the company's  ability to continue as a going concern.

                          REASONS FOR THE SOLICITATION

o    We  question  whether  the  interests  of the SL Board and  management  are aligned with the  interests  of SL  stockholders  in view of their  limited ownership  of  securities  of SL.  According to public filings, the directors and executive officers own outright in the aggregate less than 1%
     of the outstanding shares of SL.

o    We believe that the SL Board must promptly  explore other  alternatives  to maximize stockholder value including a sale of the entire company.

o    On November  15,  2001,  SL  announced  that the regular  semi-annual  cash dividend payment has been suspended.

                          CHANGE IN CONTROL AGREEMENTS

o    Since we announced that we would challenge SL's incumbent directors with our slate of nominees, certain SL executives (Owen Farren, David Nuzzo and
     Jacob Cherian) entered into "change in control" agreements with SL under which they would be entitled to significant  payments (over $1.1 million in the case of CEO Owen Farren and over $360,000 in the case of Vice President
     David Nuzzo) and other benefits if the executives are terminated  following a change in control of SL.

o    Under the agreements, each such officer will be entitled to receive two times
     (2.99 times for Mr. Farren) the average of his combined annual salary and cash bonus for each of the previous three full calendar years and benefits for up to 24 months (36 months for Mr. Farren) in the event the executive is terminated within one year following a "change in control."

o    We believe the change in control agreements are unwarranted and a waste of corporate assets in view of SL's stock price and operating performance, as described in our proxy statement.

                          SL BOARD'S RESTRUCTURING PLAN

o    We  believe  that  the SL  Board's  restructuring  plan is not in the  best interests of the stockholders.

o    On March 19, 2001,  SL announced  that it had engaged  Credit  Suisse First
     Boston (CSFB) to explore a sale of the company.

o    In November 2001,  SL's Board announced that it did not believe that it was in the best interests of the stockholders to sell the entire company.

o    In November  2001,  the Board also  announced that it was in the process of negotiating the sale of two subsidiaries of SL.

            THE COMMITTEE'S VIEW ON THE SL BOARD'S RESTRUCTURING PLAN

o    We believe that SL should be sold at the current time.

o    We are concerned that the potential sale of these two subsidiaries  will be for substantial  losses and will not maximize  stockholder value for the SL stockholders.

                                   PROXY VOTE

o    Stockholders  of record at the close of  business  on  December 5, 2001 are entitled to vote at the annual meeting.

o    Vote for Nominees committed to a sale of the company.

o    If elected, our nominees will be subject to fiduciary duties which could compel them to change their plans with respect to the sale of the company or other transactions.

o    Vote the GOLD Proxy. If you have already sent a WHITE proxy card to the SL
     Board, you may revoke that proxy and vote against the election of SL's nominees by signing, dating and returning the GOLD proxy card.  The latest dated proxy is the only one that counts.

The RORID Committee -- "Responsible Owners Replacing Incumbent Directors"